Exhibit 99.1

NEWS RELEASE FOR IMMEDIATE RELEASE
Casey’s General Stores, Inc. One SE Convenience Blvd. Ankeny, IA 50021	Nasdaq Symbol CASY CONTACT Bill Walljasper (515) 965-6505

Casey's Building Momentum with Launch of Rewards Program in Third Quarter
Ankeny, IA, March 9, 2020 - Casey’s General Stores, Inc. (“Casey’s” or the “Company”) (Nasdaq symbol CASY) today reported diluted earnings per share of $0.91 for the third quarter of fiscal year 2020 ended January 31, 2020, compared to $1.13 per share for the same quarter a year ago. An unfavorable pricing environment compared to the same period a year ago led to lower growth in fuel gross profit dollars. "We are optimistic about the January launch of the Casey's Rewards program. With strong initial membership growth, we look forward to further developing the connection with our guests through this platform," said Darren Rebelez, President and Chief Executive Officer. "We are excited to begin executing on the strategic plan we unveiled in January, which we believe will continue to generate shareholder value," stated Rebelez.
Fuel - For the quarter, average fuel margin was 21.7 cents per gallon, while same-store gallons sold were down 2.0%. Third quarter gross profit dollars increased 1.4% to $124.3 million, and total gallons sold were up 3.3% to 572.7 million gallons. “Despite a challenging demand environment, and comparing against the strongest fuel margin quarter from the prior year, we were able to leverage a more robust price optimization and supply capability to better control the impact of unfavorable market conditions," said Rebelez. For the nine months ended January 31, 2020, total gallons sold were up 3.2% to 1.8 billion. Same-store gallons sold year to date were down 2.0% with an average margin of 23.0 cents per gallon. In that same period, gross profit dollars increased 14.1% to $416.0 million.
Grocery and Other Merchandise - For the quarter, same-store sales were up 3.5% with average margin of 32.9%. “Third quarter average margin benefited from a favorable product mix shift to higher margin items,” said Rebelez. "Given the changes in the regulatory environment impacting this category, we are pleased with the acceleration in same-store sales." For the third quarter, total grocery and other merchandise revenue increased 7.1% to $582.4 million, and gross profit dollars increased 10.5% to $191.7 million. Total revenue for the first nine months was up 6.9% to $1.9 billion, while total gross profit dollars grew 7.7% to $627.3 million. Year-to-date same-store sales were up 3.2% with an average margin of 32.5%.
Prepared Food and Fountain - Same-store sales for the quarter were up 2.8% with average margin of 60.2%. "Our same-store sales grew throughout the quarter, and were the strongest results in the last ten quarters. The new technology implemented in the last nine months has allowed us to better reach our guests with attractive promotional offers, which will only be enhanced by the launch of our rewards program, where early results have been encouraging," said Rebelez. Same-store sales were up 3.0% without the impact of the deferral of revenue from the Casey's Rewards program. The average margin was adversely impacted by higher commodity costs compared to prior year and increased promotional activity. Total prepared food and fountain revenue increased 6.8% to $273.6 million in the third quarter while gross profit dollars grew to $164.8 million. For the first nine months, total revenue increased 5.7% to $867.4 million while total gross profit dollars grew 3.9% to $530.3 million. Year to date, same-store sales were up 2.1% with an average margin of 61.1%.
Operating Expenses - For the third quarter, total operating expenses increased 10.5% to $377.3 million. Increases in credit card fees and the timing of incentive compensation costs drove 1.9% of the quarterly increase. Year to date, operating expenses were up 8.2%. The increase in total operating expenses for third quarter and year-to-date was primarily attributable to operating 70 more stores than the same quarter in the prior year, and increases in technology costs. Same-store operating expenses excluding credit card fees were up 5.4% for the quarter. "Same-store operating expenses were in line with our expectations as we cycled over several expense reduction initiatives. On a two-year stacked basis, same-store operating expenses excluding credit card fees were up 3.3%. We will continue to be focused on controlling operating expenses as we begin to integrate new capabilities related to our strategic plan," noted Rebelez.

Expansion - The following table represents the roll forward of store growth through the third quarter of fiscal 2020:

Store Count
Stores at 4/30/19	2,146
New store construction	50
Acquisitions	10
Acquisitions not opened	(4)
Prior acquisitions opened	3
Closed	(12)
Stores at 1/31/20	2,193
The Company has 11 acquisition stores under agreement to purchase and a new store pipeline of 88 sites, including 15 under construction as of January 31, 2020. "We are excited about the significant addressable market in our current geographic footprint, and are in a strong financial position to accelerate growth over the next few years, both organically and through acquisitions," said Rebelez.
Share Repurchase Program- The Company has $300 million remaining under its existing share repurchase program. On March 6, 2020, the program's authorization was extended through the end of the Company's 2022 fiscal year. There were no repurchases made against the authorization in the third quarter.
Dividend - At its March meeting, the Board of Directors declared a quarterly dividend of $0.32 per share. The dividend is payable May 15, 2020 to shareholders of record on May 1, 2020.
Fiscal 2020 Guidance - The following represents our current fiscal 2020 guidance:

	Same-store Sales		Margin
	Previous	Current	Previous	Current
Fuel (Gallons and Cents Per Gallon)	(1.0%) - .5%	(1.0%) - .5%	21.0 - 23.0	21.0 - 23.0
Grocery and Other Merchandise	2.5 - 4.0%	2.5 - 4.0%	32.0 - 33.0%	32.0 - 33.0%
Prepared Food and Fountain	1.5 - 4.0%	1.5 - 4.0%	61.0 - 63.0%	61.0 - 63.0%

Operating Expenses	7.0 - 9.0%	7.0 - 9.0%
Depreciation and Amortization	6.0 - 8.0%	3.0 - 5.0%
New Store Construction	60 stores	60 stores
Acquisitions	25 stores	20 stores
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Casey’s General Stores, Inc.
Condensed Consolidated
Statements of Income
(Dollars in thousands, except share and per share amounts) (Unaudited)

	Three Months Ended January 31,		Nine Months Ended January 31,
	2020	2019	2020	2019
Total revenue	$2,248,198	$2,048,076	$7,362,413	$7,174,513
Cost of goods sold (exclusive of depreciation and amortization, shown separately below)	1,751,335	1,577,811	5,742,799	5,672,159
Operating expenses	377,330	341,536	1,130,554	1,045,114
Depreciation and amortization	63,285	61,324	185,981	181,520
Interest, net	13,209	13,310	39,613	41,907
Income before income taxes	43,039	54,095	263,466	233,813
Federal and state income taxes	9,080	12,260	61,711	55,139
Net income	$33,959	$41,835	$201,755	$178,674
Net income per common share
Basic	$0.92	$1.14	$5.47	$4.87
Diluted	$0.91	$1.13	$5.43	$4.83
Basic weighted average shares	36,920,960	36,717,415	36,901,338	36,694,308
Plus effect of stock compensation	221,917	296,411	221,187	291,783
Diluted weighted average shares	37,142,877	37,013,826	37,122,525	36,986,091

Casey’s General Stores, Inc.
Condensed Consolidated Balance Sheets
(Dollars in thousands)
(Unaudited)

	January 31, 2020	April 30, 2019
Assets
Current assets
Cash and cash equivalents	$43,539	$63,296
Receivables	46,383	37,856
Inventories	263,185	273,040
Prepaid expenses	14,430	7,493
Income tax receivable	22,091	28,895
Total current assets	389,628	410,580
Other assets, net of amortization	70,815	41,154
Goodwill	157,648	157,223
Property and equipment, net of accumulated depreciation of $1,983,258 at January 31, 2020 and $1,826,936 at April 30, 2019	3,303,943	3,122,419
Total assets	$3,922,034	$3,731,376
Liabilities and Shareholders’ Equity
Current liabilities
Lines of credit	$76,000	$75,000
Current maturities of long-term debt	577,743	17,205
Accounts payable	275,903	335,240
Accrued expenses	175,176	163,487
Total current liabilities	1,104,822	590,932
Long-term debt, net of current maturities	715,121	1,283,275
Deferred income taxes	425,242	385,788
Deferred compensation	15,892	15,881
Insurance accruals, net of current portion	22,673	22,663
Other long-term liabilities	49,694	24,068
Total liabilities	2,333,444	2,322,607
Total shareholders’ equity	1,588,590	1,408,769
Total liabilities and shareholders’ equity	$3,922,034	$3,731,376
Certain statements in this news release, including any discussion of management expectations for future periods, constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties, and other factors that may cause actual results to differ materially from future results expressed or implied by those statements, including our ability to execute our strategic plan or to realize benefits therefrom. Casey’s disclaims any intention or obligation to update or revise forward-looking statements, whether as a result of new information, future events, or otherwise.

Summary by Category (Amounts in thousands)
Three months ended 1/31/2020	Fuel	Grocery & Other Merchandise	Prepared Food & Fountain	Other	Total
Revenue	$1,376,018	$582,407	$273,630	$16,143	$2,248,198
Revenue less cost of goods sold (exclusive of depreciation and amortization)	$124,257	$191,692	$164,795	$16,119	$496,863
	9.0%	32.9%	60.2%	99.9%	22.1%
Fuel gallons	572,746
Three months ended 1/31/2019
Revenue	$1,233,620	$543,773	$256,144	$14,539	$2,048,076
Revenue less cost of goods sold (exclusive of depreciation and amortization)	$122,559	$173,512	$159,682	$14,512	$470,265
	9.9%	31.9%	62.3%	99.8%	23.0%
Fuel gallons	554,479

Summary by Category (Amounts in thousands)
Nine months ended 1/31/2020	Fuel	Grocery & Other Merchandise	Prepared Food & Fountain	Other	Total
Revenue	$4,518,061	$1,930,886	$867,353	$46,113	$7,362,413
Revenue less cost of goods sold (excluding depreciation and amortization)	$416,045	$627,278	$530,259	$46,032	$1,619,614
	9.2%	32.5%	61.1%	99.8%	22.0%
Fuel gallons	1,805,901
Nine months ended 1/31/2019
Revenue	$4,502,904	$1,806,822	$820,208	$44,579	$7,174,513
Revenue less cost of goods sold (excluding depreciation and amortization)	$364,691	$582,629	$510,540	$44,494	$1,502,354
	8.1%	32.2%	62.2%	99.8%	20.9%
Fuel gallons	1,750,024

Fuel Gallons						Fuel Margin
Same-store Sales						(Cents per gallon, excluding credit card fees)
	Q1	Q2	Q3	Q4	Fiscal Year		Q1		Q2		Q3		Q4		Fiscal Year
F2020	(2.0)%	(1.8)%	(2.0)%			F2020	24.4	¢	22.9	¢	21.7	¢
F2019	0.5	(1.1)	(3.4)	(2.8)%	(1.7)%	F2019	20.5		20.0		22.1		18.6	¢	20.3	¢
F2018	1.7	1.9	3.8	2.0	2.3	F2018	19.3		19.7		18.6		16.3		18.5

Grocery & Other Merchandise						Grocery & Other Merchandise
Same-store Sales						Margin
	Q1	Q2	Q3	Q4	Fiscal Year		Q1	Q2	Q3	Q4	Fiscal Year
F2020	3.2%	3.2%	3.5%			F2020	31.3%	33.3%	32.9%
F2019	3.2	2.7	3.4	5.7%	3.6%	F2019	32.4	32.4	31.9	31.5%	32.1%
F2018	3.1	2.5	2.5	(0.4)	1.9	F2018	31.9	32.0	31.9	31.2	31.8

Prepared Food & Fountain						Prepared Food & Fountain
Same-store Sales						Margin
	Q1	Q2	Q3	Q4	Fiscal Year		Q1	Q2	Q3	Q4	Fiscal Year
F2020	1.6%	1.9%	2.8%			F2020	62.2%	60.9%	60.2%
F2019	1.7	2.2	1.5	2.0%	1.9%	F2019	62.0	62.4	62.3	62.2%	62.2%
F2018	3.7	2.1	1.7	(1.3)	1.7	F2018	62.5	61.3	60.5	59.7	61.0

Corporate information is available at this website: https://www.caseys.com. Earnings will be reported during a conference call on March 10, 2020. The call will be broadcast live over the Internet at 9:30 a.m. CST.  To access the call, go to the Events and Presentations section of our website at https://investor.caseys.com/events-and-presentations/default.aspx.  No access code is required.  A webcast replay of the call will remain available in an archived format on the Events and Presentations section of our website at https://investor.caseys.com/events-and-presentations/default.aspx for one year after the call.